UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. )*

Under the Securities Exchange Act of 1934

Liberty Global Ltd.
(Name of Issuer)
Class A common shares, $0.01 nominal value per share
(Title of Class of Securities)
G61188101
(CUSIP Number)
November 21, 2024
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
ACR Opportunity, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
151,000
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
151,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
151,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS.
Alpine Partners Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
151,000
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
151,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
151,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
ACR Opportunity Fund
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
184,500
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
184,500
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
184,500
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%
12		TYPE OF REPORTING PERSON (See Instructions)
IV

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
ACR Equity International Fund
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
329,000
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
329,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
329,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%
12		TYPE OF REPORTING PERSON (See Instructions)
IV

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
Alpine Private Capital, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,826,418
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,826,418
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,826,418
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1%
12		TYPE OF REPORTING PERSON (See Instructions)
IA

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
ACR Alpine Capital Research, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
IA

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
ACR Alpine Capital Research, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
ACR Alpine Capital GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
Alpine Investment Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
Alpine Holdings Corporation
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
Nicholas V. Tompras Living Trust 9/23/03, as amended
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
Nicholas V. Tompras
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
IN

CUSIP No. G61188101

1		NAME OF REPORTING PERSONS
Jennifer O. Tompras
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
8,828,053
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
8,828,053
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,828,053
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%
12		TYPE OF REPORTING PERSON (See Instructions)
IN

Item 1.	(a)	Name of Issuer
Liberty Global Ltd.

(b)	Address of Issuer’s Principal Executive Offices
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

Item 2.	(a)	Name of Person Filing
This statement is filed by (i) ACR Opportunity, L.P. (“ACROPP”); (ii) Alpine Partners Management, LLC (“APM”); (iii) ACR Opportunity Fund (“ACROX”); (iv) ACR Equity International Fund (“ACREX”); (v) Alpine Private Capital, LLC (“APC”); (vi) ACR Alpine Capital Research, LLC (“ACR”); (vii) ACR Alpine Capital Research, LP (“ACRLP”); (viii) ACR Alpine Capital GP, LLC (“ACRGP”); (ix) Alpine Investment Management, LLC (“AIM”); (x) Alpine Holdings Corporation (“AHC”); (xi) Nicholas V. Tompras Living Trust 9/23/03, as amended (the “Living Trust”); (xii) Nicholas V. Tompras; and (xiii) Jennifer O. Tompras. The foregoing are collectively referred to herein as the “Reporting Persons.”

ACROPP, ACROX, ACREX, accounts separately managed by APC (the “APC Accounts”), and accounts separately managed by ACR (the “Separately Managed Accounts”) each hold securities of the Issuer.

APM is the general partner of ACROPP. ACR serves as the investment manager of ACROPP, ACROX, ACREX, and the Separately Managed Accounts, and has investment discretion over the APC Accounts delegated by APC. ACRLP is the sole member of ACR. ACRGP is the general partner of ACRLP. AIM is the sole member of ACRGP. AHC is the sole member of AIM. The Living Trust holds all of the voting capital stock of AHC. Nicholas V. Tompras and Jennifer O. Tompras are each a trustee of the Living Trust.

(b)	Address of Principal Business Office or, if none, Residence
The principal business address of each of the Reporting Persons is 190 Carondelet Plaza, Suite 1300, Saint Louis, Missouri 63105.

(c)	Citizenship
Each of ACROPP and ACRLP is a Delaware limited partnership. Each of APM and AIM is a Missouri limited liability company. Each of ACROX and ACREX is a Delaware statutory trust. Each of APC, ACR, and ACRGP is a Delaware limited liability company. AHC is a Missouri corporation. The Living Trust is formed under the laws of the State of Missouri. Nicholas V. Tompras and Jennifer O. Tompras are citizens of the United States of America.

(d)	Title of Class of Securities
Class A Common Shares, $0.01 nominal value per share (the “Class A Common Share”).

(e)	CUSIP Number
G61188101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

(a)                  Amount beneficially owned:

ACROPP	151,000
APM	151,000
ACROX	184,500
ACREX	329,000
APC	1,826,418
ACR	8,828,053
ACRLP	8,828,053
ACRGP	8,828,053
AIM	8,828,053
AHC	8,828,053
The Living Trust	8,828,053
Nicholas V. Tompras	8,828,053
Jennifer O. Tompras	8,828,053

ACROPP, APM, ACROX, ACREX, APC, and ACR each disclaims beneficial ownership of all Class A Common Shares included in this report other than the Class A Common Shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.  ACRLP, ACRGP, AIM, AHC, the Living Trust, Mr. and Mrs. Tompras each disclaims beneficial ownership of all Class A Common Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose.

(b) Percent of class:

ACROPP	0.1%
APM	0.1%
ACROX	0.1%
ACREX	0.2%
APC	1.1%
ACR	5.1%
ACRLP	5.1%
ACRGP	5.1%
AIM	5.1%
AHC	5.1%
The Living Trust	5.1%
Nicholas V. Tompras	5.1%
Jennifer O. Tompras	5.1%

The percentages are based on 172,871,879 Class A Common Shares outstanding as of October 22, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on October 29, 2024.

(c)            Number of shares as to which the person has:

(i)                  Sole power to vote or to direct the vote:
0 for all Reporting Persons

(ii)            Shared power to vote or to direct the vote:

ACROPP	151,000
APM	151,000
ACROX	184,500
ACREX	329,000
APC	1,826,418
ACR	8,828,053
ACRLP	8,828,053
ACRGP	8,828,053
AIM	8,828,053
AHC	8,828,053
The Living Trust	8,828,053
Nicholas V. Tompras	8,828,053
Jennifer O. Tompras	8,828,053

(iii)            Sole power to dispose or to direct the disposition of:
0 for all Reporting Persons

(iv)            Shared power to dispose or to direct the disposition of:

ACROPP	151,000
APM	151,000
ACROX	184,500
ACREX	329,000
APC	1,826,418
ACR	8,828,053
ACRLP	8,828,053
ACRGP	8,828,053
AIM	8,828,053
AHC	8,828,053
The Living Trust	8,828,053
Nicholas V. Tompras	8,828,053
Jennifer O. Tompras	8,828,053

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 13, 2024

ACR OPPORTUNITY, L.P.

By:	Alpine Partners Management, LLC
its general partner

	By:	/s/ Nicholas V. Tompras
Name: Nicholas V. Tompras
Title: Chief Executive Officer

ALPINE PARTNERS MANAGEMENT, LLC

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	Chief Executive Officer

ACR OPPORTUNITY FUND

By:	ACR Alpine Capital Research, LLC
its investment manager

	By:	/s/ Nicholas V. Tompras
Name: Nicholas V. Tompras
Title: Chief Executive Officer

ACR EQUITY INTERNATIONAL FUND

By:	ACR Alpine Capital Research, LLC
its investment manager

	By:	/s/ Nicholas V. Tompras
Name: Nicholas V. Tompras
Title: Chief Executive Officer

ALPINE PRIVATE CAPITAL, LLC

By:	Alpine Investment Management, LLC
its majority owner

	By:	/s/ Nicholas V. Tompras
Name: Nicholas V. Tompras
Title: President

ACR ALPINE CAPITAL RESEARCH, LLC

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	Chief Executive Officer

ACR ALPINE CAPITAL RESEARCH, LP

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	Chief Executive Officer

ACR ALPINE CAPITAL GP, LLC

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	President

ALPINE INVESTMENT MANAGEMENT, LLC

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	President

ALPINE HOLDINGS CORPORATION

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	President

NICHOLAS V. TOMPRAS LIVING TRUST 9/23/03 AS AMENDED

By:	/s/ Nicholas V. Tompras
Name:	Nicholas V. Tompras
Title:	Trustee

NICHOLAS V. TOMPRAS

/s/ Nicholas V. Tompras

JENNIFER O. TOMPRAS

/s/ Jennifer O. Tompras